                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        Green Mountain Power Corporation
                (Name of Registrant as Specified In Its Charter)

                        Green Mountain Power Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                   [GREEN MOUNTAIN POWER CORPORATION LOGO]

                            25 GREEN MOUNTAIN DRIVE
                                  P.O. BOX 850
                        SOUTH BURLINGTON, VERMONT 05402

                                                                  April 15, 1994

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of Green Mountain Power Corporation, which will be held at the headquarters building, 25 Green Mountain Drive, South Burlington, Vermont, on Thursday, May 19, 1994, at 10:00 a.m., EDST. The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted on at the Meeting.

     For your convenience, a map showing the location of the corporate headquarters is printed on the reverse side of this letter.

     Regardless of the number of shares you own, it is important that your shares be represented at the Meeting. We hope that you will be able to attend personally and urge you to do so if it is at all possible. In any event, we ask that you sign and complete the enclosed proxy and return it to us promptly. If you are able to attend the Meeting, you may revoke the proxy at that time and vote your shares personally. If for any reason you are not able to attend the Meeting, your signed proxy will assure proper representation of your ownership interests in Green Mountain Power Corporation.

     Commencing at 9:00 a.m., prior to the Meeting, refreshments will be served. You are encouraged to arrive in sufficient time to complete registration before the Meeting convenes at 10:00 a.m. Following the Meeting, you are invited to attend a picnic lunch to be served on the lawn at the headquarters building.

     To help us to plan for the Meeting and lunch, we would appreciate your completing the enclosed reply card and returning it to us.

     Thank you for your continued interest in the Company.

                                            Sincerely,

                                            DOUGLAS G. HYDE
                                            President and
                                            Chief Executive Officer

                  [MAP SHOWING DIRECTIONS TO GREEN MOUNTAIN
                POWER CORP.'S ANNUAL MEETING OF SHAREHOLDERS.]

                   [GREEN MOUNTAIN POWER CORPORATION LOGO]

                            25 GREEN MOUNTAIN DRIVE
                                  P.O. BOX 850
                        SOUTH BURLINGTON, VERMONT 05402
                               NOTICE OF MEETING

To the Shareholders of

  GREEN MOUNTAIN POWER CORPORATION:

     Notice is hereby given that the Annual Meeting of the Shareholders of Green Mountain Power Corporation will be held at the headquarters building, 25 Green Mountain Drive, South Burlington, Vermont, on Thursday, May 19, 1994, at 10:00 o'clock in the forenoon (Eastern Daylight Savings Time), for the following purposes:

          Item 1.  To elect a Board of Directors; and

          Item 2. To vote on such other matters as may properly come before the Meeting and any and all adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

     Only holders of record of Common Stock as shown on the stock transfer books of the Company at the close of business on April 8, 1994, will be entitled to vote at the Meeting or any adjournments thereof.

                                             By Order of the Board of Directors,

                                                     DONNA S. LAFFAN
                                                        Secretary

Date: April 15, 1994

                                   IMPORTANT

     IF YOU CANNOT BE PRESENT AND DESIRE TO HAVE YOUR STOCK VOTED AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                PROXY STATEMENT

                        GREEN MOUNTAIN POWER CORPORATION
                            25 GREEN MOUNTAIN DRIVE
                                  P.O. BOX 850
                        SOUTH BURLINGTON, VERMONT 05402

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1994

                            ------------------------

                                                                  APRIL 15, 1994

                             PROXY AND SOLICITATION

     The accompanying proxy is solicited on behalf of the Board of Directors of Green Mountain Power Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 19, 1994, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy are being sent to the shareholders on or about April 15, 1994.

     The cost of soliciting proxies by the Board of Directors will be borne by the Company, including the charges and expenses of brokers and others for sending proxy material to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or by telegraph by certain of the Company's employees without compensation therefor. The Company has retained Morrow & Co. to assist in the solicitation of proxies at an estimated cost of $4,500, plus reimbursement of reasonable out-of-pocket expenses.

     Shareholders who execute proxies retain the right to revoke them by notifying the Corporate Secretary by mail at the above address or in person at the Annual Meeting before they are voted. A proxy in the accompanying form when it is returned properly executed will be voted at the Meeting in accordance with the instructions given, and if no instructions are given, the proxy will be voted in accordance with the recommendation of the Board of Directors.

                      STOCK OUTSTANDING AND VOTING RIGHTS

     On April 8, 1994, the record date for the Meeting, the Company had outstanding 4,551,012 shares of Common Stock (excluding 15,856 of such shares held by the Company as Treasury Stock), which is the only class of stock entitled to vote at the Meeting. Each holder of record of Common Stock on the record date is entitled to one vote for each share of Common Stock so held.

     The affirmative vote by the holders of a majority of the shares represented at the Annual Meeting is required for the election of directors (Item 1 herein).

     Abstentions and broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on particular matters) will not be counted as votes in favor of the election of directors (Item 1 herein).

     The shares of Common Stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of Common Stock will be voted FOR the election of nominees for

Directors (Item 1 herein). The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     To the knowledge of the Company, no person owned beneficially more than 5% of the outstanding Common Stock of the Company on April 8, 1994.

     The following table sets forth, as of January 31, 1994, information relating to the ownership of the Company's Common Stock by each nominee for Director, by each of the Executive Officers named in the Summary Compensation
Table and by all Directors and Executive Officers as a group.

                                                                   COMMON STOCK
                                                                   BENEFICIALLY
                                                                     OWNED(1)
                                                                -------------------
          Robert E. Boardman................................            1,271
          Nordahl L. Brue...................................            1,361(2)
          William H. Bruett.................................            1,500
          Merrill O. Burns..................................            1,581
          Lorraine E. Chickering............................               --
          John V. Cleary....................................            1,954
          Richard I. Fricke.................................            2,900(3)
          Douglas G. Hyde...................................            4,496
          Euclid A. Irving..................................              315
          Martin L. Johnson.................................              829
          Ruth W. Page......................................            1,100(4)
          Thomas P. Salmon..................................            1,000
          Christopher L. Dutton.............................            1,225(5)
          Edwin M. Norse....................................              759
          Thomas V. O'Connor, Jr............................               --
          A. Norman Terreri.................................            2,453(6)
          Stephen C. Terry..................................            1,242(7)
          All directors and Executive
            Officers as a group (27 persons)................           30,984
- ---------------

(1) Each listed individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted herein below. As of January 31, 1994, no Director, nominee or listed Executive Officer owned beneficially as much as 1% of the Company's outstanding Common Stock.

(2) Mr. Brue owns 1,235 of these shares directly. The remaining 126 shares are owned by Mr. Brue's children for whom Mr. Brue serves as custodian; Mr. Brue disclaims any other beneficial interest in the 126 shares owned by his children.

(3) Mr. Fricke owns 2,500 of these shares directly. His wife owns the remaining 400 of these shares; Mr. Fricke disclaims any other beneficial interest in the 400 shares owned by his wife.

(4) Mrs. Page owns 900 of these shares directly. Her husband owns the remaining 200 of these shares; Mrs. Page disclaims any other beneficial interest in the 200 shares owned by her husband.

(5) Mr. Dutton owns 1,164 of these shares directly. The remaining 61 are owned by Mr. Dutton's children for whom Mr. Dutton's spouse serves as custodian; Mr. Dutton disclaims any other beneficial interest in the 61 shares owned by his children.

(6) Mr. Terreri owns 2,129 of these shares directly. His wife owns the remaining 324 of these shares; Mr. Terreri disclaims any other beneficial interest in the 324 shares owned by his wife.

(7) Mr. Terry owns 1,212 of these shares directly. His wife owns the remaining 30 of these shares; Mr. Terry disclaims any other beneficial interest in the 30 shares owned by his wife.

     As of January 31, 1994, all Directors and Executive Officers of the Company as a group (consisting of 27 persons) beneficially owned an aggregate of 30,984 shares (or approximately 0.7% of the outstanding shares) of Common Stock.

                   ITEM 1.  NOMINEES FOR ELECTION AS DIRECTOR

     The shares of Common Stock represented by the proxies that are executed and returned in the accompanying form will be voted at the Meeting (unless authority is withheld) to elect as Directors the nominees listed below to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. Should any of the nominees become unavailable for election for any reason, the proxies will be voted for the election of such other person or persons as may be designated by the Board of Directors.

                             NOMINEES FOR DIRECTOR

                                     BUSINESS EXPERIENCE FOR THE PAST FIVE             DIRECTOR
          NAME                         YEARS AND OTHER INFORMATION (AGE)                SINCE
          ----                       -------------------------------------             --------
Robert E. Boardman.......   Chairman of Hickok and Boardman, Inc.(insurance agency);     1974
(A)(D)                        President of Hickok & Boardman Realty, Inc.; Director of
                              Bank of Vermont, of National Life Insurance Company
                              and of Mount Mansfield Corporation (recreation);
                              Trustee of Lake Champlain Maritime Museum. Marco
                              Island, Florida. (61)
Nordahl L. Brue..........   Chairman of Bruegger's Corporation (quick-service            1992
(C)(E)                        restaurants); Chairman of Executive Committee of
                              Franklin County Cheese and Frank Hahn, Inc. (dairy
                              manufacturing and distribution business); Principal of
                              Champlain Management Services, Inc. (real estate
                              development and management enterprises); Stockholder,
                              Sheehey Brue Gray & Furlong, P.C., Attorneys, Burling-
                              ton, Vermont; Director and Officer of the Vermont
                              Business Roundtable; Member of the Governor's Council
                              of Economic Advisors. Burlington, Vermont. (49)
William H. Bruett........   Chairman and Chief Executive Officer and Director of         1986
(A)(B)(C)(D)                  PaineWebber Trust Co. and Chairman of PaineWebber
                              International Bank Ltd., London, subsidiaries of
                              PaineWebber Group, Inc., since 1990; President, Chief
                              Executive Officer and Director of Chittenden
                              Corporation and of Chittenden Trust Company from 1984
                              to 1990. Gladstone, New Jersey. (50)

                                     BUSINESS EXPERIENCE FOR THE PAST FIVE             DIRECTOR
          NAME                         YEARS AND OTHER INFORMATION (AGE)                SINCE
          ----                       -------------------------------------             --------
Merrill O. Burns.........   Senior Vice President and Executive Corporate                1988
(A)(B)(D)                     Development Officer, Bank America Corporation since
                              1991; President and Managing Director of BankAmerica
                              International from 1988 to 1991. San Francisco,
                              California. (47)
Lorraine E. Chickering...   President of Public and Operator Services of Bell             --
                              Atlantic Corporation since 1993; Vice President,
                              Operations and Engineering of Chesapeake and Potomac
                              Telephone Company, a subsidiary of Bell Atlantic
                              Corporation from 1991 to 1993; Assistant Vice
                              President, Marketing Operations of Bell Atlantic
                              Corporation from 1989 to 1991. McLean, Virginia. (43)
John V. Cleary...........   Retired Chief Executive Officer and President of the         1980
(A)(C)(E)                     Company; Chief Executive Officer, President and Chairman
                              of the Executive Committee of the Company from 1983 to
                              1993. Boynton Beach, Florida. (65)
Richard I. Fricke........   Director of National Life Insurance Company, of Sentinel     1984
(A)(B)(D)                     Group Funds, Inc. and of Sentinel Pennsylvania Tax-Free
                              Fund, Inc.; President and Chief Executive Officer of
                              the Bank of Vermont from 1987 to 1989; Retired
                              Chairman of the Board and Chief Executive Officer of
                              National Life Insurance Company; Fellow of the
                              American Bar Foundation; Member of the Board of
                              Overseers, Middlebury College, of the Cornell
                              University Council and of the Cornell Law School
                              Advisory Council. Bonita Springs, Florida. (72)
Douglas G. Hyde..........   President, Chief Executive Officer and Chairman of the       1986
(A)(C)(E)                     Executive Committee of the Company since 1993; Executive
                              Vice President and Chief Operating Officer of the
                              Company from 1989 to 1993; Executive Vice President
                              from 1986 to 1989; Director of Vermont Yankee Nuclear
                              Power Corporation, of Vermont Electric Power Company,
                              Inc., of Associated Edison Illuminating Companies, and
                              of Vermont Business Roundtable; Chairman of the Board
                              of Trustees of the Medical Center Hospital of Ver-
                              mont. Shelburne, Vermont. (51)
Euclid A. Irving.........   Partner, Paul, Hastings, Janofsky & Walker, Attorneys,       1993
(B)(D)(E)                     New York, New York, since 1990; Partner, Mudge Rose
                              Guthrie Alexander & Ferdon, Attorneys, New York, New
                              York from 1984 to 1990. New York, New York. (41)
Martin L. Johnson........   President of The Johnson Company (environmental and          1991
(B)(C)                        engineering consultants) since 1978; Secretary of the
                              State of Vermont Agency of Environmental Conservation
                              from 1973 to 1978. Montpelier, Vermont. (66)
Ruth W. Page.............   Writer, Editor and Radio Commentator; past member of the     1985
(B)(C)                        Northeast Energy Council of the United States
                              Department of Energy. Burlington, Vermont. (73)

                                     BUSINESS EXPERIENCE FOR THE PAST FIVE             DIRECTOR
          NAME                         YEARS AND OTHER INFORMATION (AGE)                SINCE
          ----                       -------------------------------------             --------
Thomas P. Salmon.........   Chairman of the Board of the Company since 1983;             1978
(A)(C)(D)(E)                  President of the University of Vermont since February 4,
                              1993; Interim President of the University of Vermont
                              from 1991 to 1993; On leave from Salmon and Nostrand,
                              Attorneys, Bellows Falls, Vermont; Governor of the
                              State of Vermont from 1973 to 1977; Director of Vermont
                              Electric Power Company, Inc., of Union Mutual Insurance
                              Company, of BankNorth Group, Inc. and of Central Vermont
                              Railway, Inc. Burlington, Vermont. (61)
- ---------------

(A) Member of Executive Committee
(B) Member of Audit Committee
(C) Member of Nominating Committee
(D) Member of Compensation Committee
(E) Member of Special Issues Committee

     During 1993, each Director of the Company, except the President and the Executive Vice President, earned an annual fee of $9,000 for service as a Director. In addition to the annual fee, the Chairman of the Board earned $20,000 for service as Chairman of the Board in 1993. The President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer were not paid any fees for service as Directors. The Chairmen of the Audit, Compensation, Nominating and Special Issues Committees earned annual fees of $2,200 each for service in such capacity. The President, who is Chairman of the Executive Committee, was not paid any fee for service in such capacity. For attendance at meetings of the Board of Directors and of all committees of the Board, Directors other than the President and Executive Vice President earned $650 for each meeting attended in person (plus $325 for any meeting that occurred on the same day as another meeting) and $325 for participation by means of conference telephone. Travel and lodging expenses incurred by Directors attending Board or committee meetings are paid by the Company. The Company also maintains a Deferred Compensation Plan for Directors pursuant to which Directors may defer receipt of all or part of the fees otherwise payable to them for service as Directors.

     Mr. Nordahl L. Brue, a Director of the Company, is a stockholder in the law firm of Sheehey Brue Gray & Furlong, P.C. In prior years, the Company has retained the services of Sheehey Brue Gray & Furlong, P.C. as special counsel and has retained Sheehey Brue Gray & Furlong, P.C. to represent the Company in certain matters during 1994. The Company paid Sheehey Brue Gray & Furlong, P.C. $327,699 for legal services rendered in 1993.

     Mr. Martin L. Johnson, a Director of the Company, is the President of The Johnson Company, an environmental and engineering consulting firm. In 1993, the Company retained the services of The Johnson Company to assist with environmental matters and has retained The Johnson Company to assist with these matters in 1994. The Company paid The Johnson Company $616,266 for services rendered in 1993.

     During 1993, the Board of Directors held four regular meetings and two special meetings. During such year, no Director attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which such Director served.

     The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and a Special Issues Committee, the members of which are identified on the foregoing table.

     The Executive Committee is vested with the powers of the Board of Directors in the management of the current and ordinary business of the Company, except as otherwise provided by law. During 1993, the Executive Committee held nine meetings.

     The Audit Committee (1) annually recommends to the Board of Directors the appointment of independent public accountants of the Company, (2) reviews the scope of audits and (3) receives, reviews and takes action deemed appropriate with respect to audit reports submitted and other audit matters. The Audit Committee met twice during 1993.

     The function of the Nominating Committee is to recommend to the Board of Directors persons selected by the Committee for nomination to the Board of Directors. This Committee met four times during 1993. The Nominating Committee will consider nominees recommended by shareholders. The names of any such nominees should be forwarded to the Corporate Secretary, Green Mountain Power Corporation, 25 Green Mountain Drive, P.O. Box 850, South Burlington, Vermont 05402, who will submit them to the Nominating Committee for its consideration.

     The Compensation Committee is charged with the responsibility of reviewing and making recommendations to the Board of Directors regarding the annual salaries of Officers of the Company, recommending to the Board any needed revisions to the compensation of Officers and of otherwise assisting the Board in discharging its responsibilities in connection with the compensation of Officers. The Compensation Committee met three times during 1993.

     The Special Issues Committee addresses unusual, extraordinary or miscellaneous issues that confront the Company from time to time. The Special Issues Committee did not meet during 1993.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation earned by the Executive Officers named in the table (the "Named Executive Officers") for services rendered to the Company during fiscal years 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION(1)
                                                        ------------------------     ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR        SALARY       INCENTIVE    COMPENSATION(5)
       ---------------------------           ----       --------      ---------    --------------
Douglas G. Hyde(2).......................    1993       $179,243       $      0       $  5,681
  President and Chief                        1992       $149,046       $ 37,200       $  4,434
  Executive Officer                          1991       $140,154       $ 42,200       $  4,185

A. Norman Terreri........................    1993       $144,023       $      0       $  5,207
  Senior Vice President                      1992       $135,600       $ 29,800       $  4,509
  and Chief Operating Officer                1991       $127,496       $ 33,200       $  3,865

Edwin M. Norse...........................    1993       $110,373       $      0       $  3,679
  Vice President, Chief Financial Officer    1992       $106,508       $ 21,300       $  3,098
  and Treasurer                              1991       $100,121       $ 23,100       $  2,879

Christopher L. Dutton....................    1993       $103,268       $      0       $  3,351
  Vice President and                         1992       $ 98,481       $ 19,700       $  2,796
  General Counsel                            1991       $ 92,583       $ 22,200       $  2,617

Stephen C. Terry.........................    1993       $ 94,814       $      0       $  3,040
  Vice President                             1992       $ 91,092       $ 18,200       $  2,598
  External Relations                         1991       $ 78,427       $ 15,200       $  2,214

John V. Cleary(3)........................    1993       $121,797       $      0       $  6,436
  Retired President and Chief                1992       $235,656       $ 75,000       $ 10,340
  Executive Officer                          1991       $217,663       $ 66,500       $  9,401

Thomas V. O'Connor, Jr. (4)..............    1993       $108,743       $      0       $  4,934
  Retired Senior Vice President              1992       $121,873       $ 27,200       $  4,781
                                             1991       $102,081       $ 25,000       $  3,986
- ---------------

(1) Amounts shown include salary and incentive earned by the Executive Officers on the basis of the Company's operating results in 1991, 1992 and 1993, as well as amounts earned but deferred at the election of those officers.

(2) Mr. Hyde was elected by the Board of Directors as the Company's President and Chief Executive Officer effective July 1, 1993.

(3) Mr. Cleary retired from the Company as President and Chief Executive Officer effective July 1, 1993.

(4) Mr. O'Connor retired from the Company as Senior Vice President effective November 1, 1993.

(5) The total amounts shown in this column for the last fiscal year consist of the following:

     (i) Benefits attributable to Company-owned life insurance policy: Mr. Cleary $3,357, Mr. Hyde $1,355, Mr. Terreri $1,975, Mr. O'Connor $1,935,
     Mr. Norse $490, Mr. Dutton $366, and Mr. Terry $538.

     (ii) Company matching contributions to the Employee Savings and Investment
     Plan: Mr. Cleary $3,079, Mr. Hyde $4,326, Mr. Terreri $3,232, Mr. O'Connor $2,999, Mr. Norse $3,189, Mr. Dutton $2,985, and Mr. Terry $2,502.


MANAGEMENT INCENTIVE PLAN AWARDS FOR 1993 PERFORMANCE

     The Compensation Committee of the Board of Directors has determined that none of the Named Executive Officers will receive incentive awards on the basis of 1993 operating results. See Compensation Committee Report.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is charged with the responsibility of reviewing and making recommendations to the Board of Directors regarding the annual salaries and incentive awards paid to the Executive Officers of the Company. The process involved in determining the executive compensation for fiscal 1993 is summarized below.

     - In March and April 1993, an independent compensation consultant compiled information regarding executive compensation from a number of nationwide surveys of similarly-sized utility companies and from surveys of other businesses. The companies in such surveys operate in the Northeast United States, or are of a similar size, or have other operating characteristics similar to the Company. The Compensation Committee believes these companies are representative of the Company's main competition for executive talent. Consequently, the compensation survey groups are different than the companies in the S&P Electric Companies Index and the S&P 500 Composite Index used for the Performance Graphs.

     - In April, the consultant provided a report to the Compensation Committee recommending changes in salary ranges as well as salary increase percentages reflecting meritorious job performance and cost of living factors. The report discussed how marketplace data was used to prepare the recommendations. Through regression analysis, with adjustments to maintain internal equity, the market data was used to derive a salary range midpoint, which was the average for each Executive Officer position salary range. The recommended salary ranges were then established from these midpoints.

     - The competitive market data was reviewed with the Company's Chief Executive Officer for each Executive Officer position except that of the Chief Executive Officer. In addition, each position, except that of the Chief Executive Officer, was reviewed together with each Executive Officer's individual performance for 1992 and objectives for the year 1993. The Company's performance for 1992 and performance targets for 1993 were also reviewed.

     - Based on the foregoing, the Chief Executive Officer recommended to the Compensation Committee a base salary and incentive award for each executive level position excluding the Chief Executive Officer. The incentive is paid to the Executive Officer after the end of the fiscal year only if both the Executive Officer and the Company have achieved their performance objectives for that year.

     - Incentives for Executive Officers are determined according to the Company's Management Incentive Plan standards. Those standards are based upon corporate and individual performance measures. The corporate performance measures include factors that are deemed critical to the Company's ability to attract capital needed to fund future operations and investments and to remain a viable service provider, including the Company's return on common equity. The individual performance measures for the Executive Officers include such qualitative factors as value to customers, customer service, efficiency (financial and non-financial) and organizational effectiveness. The Company may make incentive payments to Executive Officers only if the earned return on equity exceeds 85% of the target return on equity set by the Vermont Public Service Board. The incentive awards were based on a formula that permits maximum awards if the target return on equity set by the Vermont Public Service Board is achieved by the Company, and a pro rata reduction from the maximum if the earned return on equity is less than the target return on equity but greater than 85% thereof. Apart from the limits established by this formula, compensation awards were determined at the discretion of the Compensation Committee.

     - In May 1993, the Compensation Committee reviewed the consultant's recommendations, performance evaluations and survey data. After discussion, the Committee recommended a base salary which was approved by the Board of Directors. In addition, the Compensation Committee approved an incentive award for each Executive Officer except for the Chief Executive Officer.

     - The Compensation Committee reviewed the salary of the Chief Executive Officer and compared it to salaries paid to chief executives of utility companies of similar size and to other companies. In addition, the Compensation Committee considered the corporate performance standards set forth above relating to the other Executive Officers. After discussion, the Compensation Committee recommended a base salary, which was approved by the Board of Directors. In addition, the Compensation Committee approved an incentive award for the Chief Executive Officer. Specifically, the Compensation Committee considered, among other factors, the following matters (in descending order of importance without any specific weight being assigned to any of such factors) in establishing the Chief Executive Officer's base salary and incentive award: the Company's achievement in 1992 of the return on equity target set by the Vermont Public Service Board; the Company's continuing to have the lowest retail electricity rates among the major investor-owned utilities in New England; the Company's maintenance in 1992 of its standing as having the second highest credit rating among New England's investor-owned utilities; and the continued favorable assessment of the Company by its customers in 1992 as reflected in an independent professional survey. These factors were also considered with respect to the Compensation Committee's deliberations on the base salaries and incentive awards for the other Executive Officers. The base salaries of the retired Chief Executive Officer and his successor in 1993 were within the third and second quartile, respectively, of the base salaries paid by the surveyed companies.

     - In May 1993, the Compensation Committee presented its report and recommendations to the Board of Directors for approval.

     - In March 1994, the Compensation Committee considered the Management Incentive Plan awards to be made in 1994 to the Named Executive Officers listed in the Summary Compensation Table in light of the Company's performance in 1993. Because the Company's earned return on equity in 1993 did not materially exceed 85% of the target return, the Compensation Committee concluded that no incentive awards should be made in 1994 to the Named Executive Officers on the basis of the Company's performance in 1993.

     - In April 1994, the Compensation Committee will consider the base salaries that the Committee will recommend to be paid to the Named Executive Officers as of May 1994. The recommendations of the Compensation Committee to the Board of Directors in this respect will be based on a new report by a compensation consultant, new market survey data, and the Company's goals and objectives for 1994.

     - A new Section 162(m) was added to the Internal Revenue Code when Congress enacted the Omnibus Budget Reconciliation Act of 1993 on August 10, 1993. The Company has reviewed its compensation policies with respect to executive officers and determined that Section 162(m) should have no impact on its executive compensation policies in 1994 because no executive officer will receive compensation in such year in excess of the $1 million threshold.

            COMPENSATION COMMITTEE
- -----------------------------------------------
Robert E. Boardman           Richard I. Fricke
William H. Bruett            Euclid A. Irving
Merrill O. Burns,
  Chairman                   Thomas P. Salmon

                               PERFORMANCE GRAPHS

     The following graphs compare the total return on investment (change in stock price plus reinvested dividends) performance of the Company with that of the S&P 500 Composite Index and the S&P Electric Companies Index calculated by Standard & Poor's Corporation. The S&P Electric Companies Index is comprised of 24 electric utility companies. The comparison of total return on investment for each of the periods assumes $100 was invested on December 31, 1988 (for the five-year graph) or December 31, 1983 (for the 10-year graph) in each of: the Company, the S&P 500 Composite Index and the S&P Electric Companies Index. The performances of the compared investments on a total return basis are quite sensitive to the market price prevailing on the date when the periods that are depicted on the graphs begin.

                         FIVE-YEAR COMPARISON OF RETURN
                  ASSUMING QUARTERLY REINVESTMENT OF DIVIDENDS

      MEASUREMENT PERIOD                                             S&P ELECTRIC
    (FISCAL YEAR COVERED)                GMP           S&P 500           COS
1988                                    100.00          100.00          100.00
1989                                    123.66          131.69          133.17
1990                                    115.12          127.60          136.55
1991                                    166.46          166.47          177.89
1992                                    197.18          179.15          188.35
1993                                    196.28          197.21          212.09

                         TEN-YEAR COMPARISON OF RETURN
                  ASSUMING QUARTERLY REINVESTMENT OF DIVIDENDS

      MEASUREMENT PERIOD                                             S&P ELECTRIC
    (FISCAL YEAR COVERED)                 GMP           S&P 500           COS
1983                                    100.00          100.00          100.00
1984                                    121.20          106.22          127.09
1985                                    176.64          139.83          160.71
1986                                    254.12          165.86          206.74
1987                                    265.89          174.45          191.17
1988                                    251.36          203.43          224.69
1989                                    310.83          267.88          299.23
1990                                    289.37          259.57          307.05
1991                                    418.42          338.65          399.70
1992                                    495.63          364.45          423.22
1993                                    493.36          401.18          476.56

                            PENSION PLAN INFORMATION

     The following table shows annual pension benefits payable pursuant to the Company's Retirement Plan to all covered employees, including Executive Officers, upon retirement at age 65, in various compensation and years-of-service classifications, assuming the election of a retirement allowance payable as a life annuity. The retirement benefits in connection with the separate life insurance plan referred to below are in addition to those described in the following table.

                               PENSION PLAN TABLE

 ANNUAL AVERAGE BASE
  COMPENSATION IN 3                  ESTIMATED ANNUAL RETIREMENT BENEFITS
 CONSECUTIVE HIGHEST                 AT NORMAL RETIREMENT AGE OF 65 YEARS
PAID YEARS OUT OF LAST                    CREDITED YEARS OF SERVICE*
  10 YEARS PRECEDING       ---------------------------------------------------------
      RETIREMENT             15         20         25          30         35 & OVER
- ----------------------     ------     ------     -------     -------     -----------
       $125,000            28,290     37,720      47,150      56,580        66,010
       $150,000            34,290     45,720      57,150      68,580        80,010
       $175,000            40,290     53,720      67,150      80,580        94,010
       $200,000            46,290     61,720      77,150      92,580       108,010
       $225,000            52,290     69,720      87,150     104,580       122,010
       $250,000            58,290     77,720      97,150     116,580       136,010
       $300,000            70,290     93,720     117,150     140,580       164,010
- ---------------

* Credited years of service (including service credited with other companies), as of December 31, 1993, for each of the following Executive Officers were as follows: D. G. Hyde 15.9 years; A. N. Terreri 31.5 years; E. M. Norse 23.6 years; C. L. Dutton 8.8 years; and S. C. Terry 7.8 years. Credited years of service (including service credited with other companies), as of the respective dates of their retirement for J. V. Cleary were 35 years as of July 1, 1993, and for T. V. O'Connor were 29.8 years as of November 1, 1993.

     All employees, including Executive Officers of the Company are covered by the Company's Retirement Plan if they have been employed for more than a year. This Plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first of any month following the attainment of age 55, provided at least five years of credited service have been completed. For employees with at least 10 years of credited service, the accrued benefits are reduced as follows if retirement occurs prior to age 62:

                         AGE AT RETIREMENT        REDUCTION OF BENEFITS
                    ------------------------------------------------------
                              61                           5%
                              60                          10%
                              59                          15%
                              58                          20%
                              57                          25%
                              56                          32%
                              55                          37%

     For employees with less than 10 years of credited service who retire before age 65, benefits are actuarially reduced. If retirement occurs after age 62 and completion of at least 10 years of credited service, the full accrued benefit is payable. Retirement benefits are not subject to any deductions for Social Security or other offset amounts.

     Retirement benefits are based on final average base compensation and length of service. Final average compensation is the average of the compensation (limited to base salary for Executive Officers, which is shown in the Salary column of the Summary Compensation Table for the Named Executive Officers, and straight-time payroll wages for other employees) for the three highest consecutive years out of the final 10 years of employment. Effective January 1, 1989, the normal retirement benefit is equal to 1.1% of the final average compensation up to covered compensation plus 1.6% of final average compensation over covered compensation multiplied by each year of credited service up to 35 years.

     For 1993, the percentage which the cost to maintain the retirement fund bore to the total participant covered compensation equaled 4.8%.

     Executive Officers of the Company, including the Named Executive Officers, participate in a separate life insurance plan. Under this separate plan, the Company has purchased life insurance on the lives of the Executive Officers to provide life insurance benefits to them in an amount equal to four times salary for the most senior Executive Officer (President and Chief Executive Officer), three times salary for the next most senior Executive Officers (Senior Vice President and Chief Operating Officer, Vice Presidents and General Counsel) and two times salary for the third most senior Executive Officers (Assistant Vice Presidents, Assistant General Counsel, Assistant Treasurer and Controller). The plan also provides retirement and survivor's benefits for a period of fifteen years following retirement as a supplement to the Company's Retirement Plan in an amount equal to 44% of final salary for the most senior Executive Officer, 33% of final salary for the next most senior Executive Officers and 22% of final salary for the third most senior Executive Officers. Retirement benefits will be paid out of the Company's general assets. This plan was designed so that if the compensation, financial, tax and investment assumptions employed in establishing the plan are realized, the Company would not incur any significant net expense in implementing this plan. The Company will incur additional costs for this plan if those assumptions are not realized. These costs cannot be properly allocated or determined for any one plan participant because of the overall plan assumptions. The Company is recording the estimated cost of this plan on a current basis and will record as income life insurance benefits when they occur.

     The Company has adopted a Deferred Compensation Plan pursuant to which Executive Officers may elect to defer a portion of their salaries. Amounts deferred are credited to a separate account for each participant. The balance in an Executive Officer's account will be paid to him or her or his or her beneficiary over a period of years after he or she retires.

     Certain of the Company's officers, including the Named Executive Officers, and other key management personnel may be designated to participate in the Company's Management Incentive Plan, adopted in December 1985 and amended in December 1990. For each calendar year, corporate performance standards, including the Company's return on common equity and individual job performances, are evaluated, and the degree to which those standards are achieved determines the amount to be allocated to participants as incentive compensation. Annual awards may amount to a maximum of 10% to 30% of a participant's salary depending on such participant's position. Distributions to participants may be made in three annual installments, depending on the amount of the award. Payments made in the last three years under the Management Incentive Plan, based on the Company's and the participants' performance in those years, are set forth in the Incentive column of the Summary Compensation Table.

     The Company has entered into severance contracts with 14 of its Executive Officers, including the Named Executive Officers, under which the Company has certain obligations to each affected Executive Officer if there is a change in control of the Company (as defined below), and if the Executive Officer's employment is involuntarily terminated without cause or is voluntarily terminated by the Executive Officer with good reason (as defined below) within two years after such change in control. The severance contracts provide for payments of 2.99 times the base salaries of the affected Executive Officers, for continuation of health, medical and other insurance programs for such Executive Officers for twenty-four months after the termination of employment of such Executive Officers following a "change in control" of the Company and for payment of an amount equal to the actuarial value of up to twenty-four additional months of credited service under the Company's Retirement Plan after such termination. A "change in control of the Company" will be deemed to have occurred under the severance contracts when a person secures the beneficial ownership of 25% or more of the voting power of the Company's then outstanding securities, when there has been a new majority of members serving on the Board of Directors for two consecutive years or when the Company's shareholders approve a merger or consolidation of the Company with another corporation where the outstanding voting securities of the Company do not continue to represent at least 80% of the combined voting power of the Company or the surviving entity. Under the severance contracts, the Board of Directors has limited discretion to determine whether a change of control of the Company has, in fact, taken place. An Executive Officer may terminate his or her employment "with good reason" following a change in control if the Executive Officer is assigned duties inconsistent with his or her responsibilities before the change in control occurred, if the Company's headquarters are relocated more than 50 miles from the present location, if the Executive Officer is required to relocate more than 50 miles from his or her present location, if the Executive Officer's compensation or benefits are reduced or adversely affected (other than as part of an overall adjustment of executive compensation or benefits) or if the Company does not obtain an agreement from its successor to perform under the severance contracts.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors on December 8, 1993, appointed the firm of Arthur Andersen & Co. to serve as independent certified public accountants for the calendar year 1994. The appointment was made upon the recommendation of the Audit Committee. Arthur Andersen & Co. has served the Company in this capacity continuously since 1988. Representatives of the firm are expected to attend the Annual Meeting to make statements if they desire and to respond to appropriate questions.

                  COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

     The Company's Directors and Executive Officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

     Based solely on a review of those reports and written representations from the Directors and Executive Officers, the Company believes that during 1993 all requirements applicable to Directors and Executive Officers have been complied with except that one transaction was not timely reported. Glenn J. Purcell, Controller of the Company, inadvertently failed to file a report on Form 4 in May 1993 reporting the sale of 100 shares of Common Stock. However, a Form 4 was filed on July 16, 1993, reporting the transaction.

                           1995 SHAREHOLDER PROPOSALS

     A shareholder proposal must be received by the Secretary of the Company no later than December 16, 1994, to be included in the proxy materials for the Company's next Annual Meeting.

                            DISCRETIONARY AUTHORITY

     While the Notice of Annual Meeting of Shareholders refers to such other matters as may properly come before the Meeting, the only matters which the Management intends to present or knows will be presented at the Meeting are those matters set forth in the Notice of the Meeting. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event any additional matters should be presented at the Meeting.

                                             By Order of the Board of Directors

                                                      DONNA S. LAFFAN
                                                         Secretary

South Burlington, Vermont
April 15, 1994

THIS PROXY WILL BE VOTED AS DIRECTED OR , IN THE ABSENCE OF SPECIFIC DIRECTIONS, FOR ITEM 1.                    / X / PLEASE MARK
                                                                                                                YOUR VOTES
                                                                                                                AS THIS
             _____________     ______________________________
                COMMON          DIVIDEND REINVESTMENT SHARES
Item 1 - Election of the following nominees as Directors:                       Item 2 - In their discretion, the Proxies are
Robert E. Boardman, Nordahl L. Brue, William H. Bruett,                         authorized to vote upon such other matters as may
Merrill O. Burns, Lorraine E. Chickering, John V. Cleary,                       properly come before the meeting.
Richard I. Fricke, Douglas G. Hyde, Euclid A. Irving       FOR all    Withheld
Martin L. Johnson, Ruth W. Page, Thomas P. Salmon         nominees     for all
                                                           /  /         /  /
Withheld for the following nominee(s) only; print name(s)

________________________________________________________

________________________________________________________




        Signature(s) __________________________________________________________________   Date _____________________
        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, adminstrator trustee or guardian, please give fill title as such.
____________________________________________________________________________________________________________________________________



        PROXY

                       GREEN MOUNTAIN POWER CORPORATION

                            25 GREEN MOUNTAIN DRIVE
                           SOUTH BURLINGTON, VERMONT


                The undersigned hereby appoints Douglas G. Hyde, A. Norman Terreri and Christopher L. Dutton as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Green Mountain Power Corporation held of record by the undersigned on April 8, 1994, at the Annual Meeting of Shareholders to be held on May 19, 1994, or any adjournment thereof.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.




                                          (PLEASE DATE AND SIGN ON REVERSE SIDE)

THE TRUSTEE WILL VOTE AS DIRECTED OR, IN THE ABSENCE                            CONFIDENTIAL VOTING INSTRUCTIONS TO
OF SPECIFIC DIRECTIONS, FOR ITEM 1.                                                                         CHITTENDEN CORPORATION
GREEN MOUNTAIN POWER CORPORATION                                                       AS TRUSTEE UNDER THE GREEN MOUNTAIN POWER
ESIP                                                                                             CORPORATION ESIP PLAN
                                                                                I hereby direct that the voting rights pertaining to
                                                                                shares of stock of Green Mountain Power Corporation
                                                                                held by the Trustee and allocated to my account
                                                                                shall be exercised at the Annual Meeting of Share-
                                                                                holders of Green Mountain Power Corporation, to be
                                                          FOR all    Withheld   held on May 19, 1994, and all adjournments thereof.
                                                         nominees     for all
Item 1 - Election of the following nominees as Directors:  /  /       /  /      Item 2 - In their discretion, the Proxies are
Robert E. Boardman, Nordahl L. Brue, William H. Bruett,                         authorized to vote upon such other matters as may
Merrill O. Burns, Lorraine E. Chickering, John V. Cleary,                       properly come before the meeting.
Richard I. Fricke, Douglas G. Hyde, Euclid A. Irving
Martin L. Johnson, Ruth W. Page, Thomas P. Salmon

Withheld for the following nominee(s) only; print name(s)

________________________________________________________

________________________________________________________




                                                                                            _______________________________________
                                                                                                            Date

                                                                                            _______________________________________
                                                                                                      Signature of Participant
____________________________________________________________________________________________________________________________________